Exhibit 12

              United Air Lines, Inc. and Subsidiary Companies

             Computation of Ratio of Earnings to Fixed Charges

                                         Year Ended December 31
                               1993      1992     1991     1990    1989
                                             (In Millions)
Earnings:
  Earnings (loss) before
    income taxes and
    extraordinary items       $  (26)   $(602)   $(513)   $167    $  595
  Fixed charges,
    from below                 1,072      964      749     590       504
  Interest capitalized           (51)     (92)     (91)    (71)      (52)

    Earnings                  $  995    $ 270    $ 145    $686    $1,047


Fixed charges:

  Interest expense            $  347    $ 317    $ 211    $192    $  211

  Portion of rental expense
    representative of the
    interest factor              725      647      538     398       293

      Fixed charges           $1,072    $ 964    $ 749    $590    $  504


Ratio of earnings to
  fixed charges                  (a)      (a)      (a)    1.16      2.08


(a) Earnings were inadequate to cover fixed charges by $77 million in 1993, $694 million in 1992 and $604 million in 1991.